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CENTURY 21
Larry Miller Realty, Inc.

COUNTEROFFER TO OR MODIFICATION OF THE UNACCEPTED ORIGINAL OFFER

GeorgiaREALTORS®

This Counteroffer is made at 6:45 o'clock p m. on the date of 05/03/2023.

2023 Printing

This is a Counteroffer to or modification of, as the case may be, (hereinafter collectively "Counteroffer") the unaccepted original offer set forth in the Purchase and Sale Agreement dated 05/01/2023 including all exhibits attached hereto or incorporated by reference therein ("Original Offer") for property located at: 235 Sims Court, Augusta, Georgia 30909 ("Property").

A. Previous Counteroffers Rejected. The party making this Counteroffer acknowledges that in doing so: 1) it constitutes a rejection of the Original Offer as presented and all previous counteroffers; 2) the Original Offer and all previous counteroffers are no longer available for acceptance; 3) no previous counteroffer(s) shall be considered a part of any agreement between the parties; and 4) nothing requires the other party to continue the negotiations.

B. Relationship between Original Offer and This Counteroffer. The Original Offer is hereby incorporated by reference into this Counteroffer. However, the terms of this Counteroffer shall modify and control over any conflicting or inconsistent provisions contained in the Original Offer.

C. Effect of Accepting This Counteroffer. When this Counteroffer is signed by the Buyer and Seller and a copy of the same is delivered to both parties, the Original Offer as modified by this Counteroffer constitutes a legally binding agreement. Since the Original Offer (including all exhibits thereto) is incorporated by reference into this Counteroffer, only this Counteroffer needs to be signed to create a legally binding agreement between the parties.

D. Clean Copy of Agreement. At any time prior to closing, either party if so requested by the other shall sign a conformed or "clean" copy of the Agreement combining the terms of Original Offer with the controlling and supplemental provisions of this Counteroffer into one (1) document, including initialing or signing, as the case may be, all exhibits. (Include SS622 Conformed Copy of Agreement in conformed or "clean" copy of Agreement)

E. Terms and Conditions. The following terms and conditions of the Original Offer are modified as follows: ***[The sections not filled in or marked N/C (for "no change" which shall mean that no change is being proposed to that section of the agreement) shall not be a part of this Counteroffer and shall remain the same as set forth in the Original Offer.]***

Purchase Price of Property to be Paid by Buyer: $ 272,900	**Closing Costs:** **Seller's Contribution at Closing:** $ 0
Closing and Possession. Closing Date shall be 05/26/2023 with possession of the Property transferred to Buyer at ☑ Closing **OR** ☐ ____ days after Closing at ____ o'clock ☐ AM ☐ PM (attach F219 Temporary Occupancy Agreement).	
Holder of Earnest Money ("Holder"): (If Holder is Closing Attorney, F510 must be attached as an exhibit hereto, and F511 must be signed by Closing Attorney.) ____________	**Closing Law Firm:** Rubin Lubin LLC & Blueprint Title
Earnest Money: Earnest Money shall be paid by ☐ check ☐ ACH ☐ cash or ☑ wire transfer of immediately available funds as follows: ☐ 1. $ ____________ as of the Offer Date. ☑ 2. $10,000 within 3 days from the Binding Agreement Date. ☐ 3. ____________	
Inspection and Due Diligence. Property is being sold subject to a Due Diligence Period of 14 days from the Binding Agreement Date.	
Time Limit of this Counter Offer: This Counteroffer, which incorporates and controls over the Original Offer, shall expire at 5 o'clock p .m. on the date of 05/04/2023 unless prior to that time it is accepted in writing and notice (as that term is defined in the Original Offer) is delivered to the party who made the Counteroffer.	

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F. Other Modifications to the Original Offer:

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This Counteroffer is made at 6:45 **o'clock** P **m. on the date of** 05/03/2023.

By signing this Counteroffer, Buyer and Seller acknowledge that they have each read and understood this Counteroffer and agree to its terms.

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Buyer's Phone Number: ☐ Cell ☐ Home ☐ Work

Buyer's E-mail Address

☐ **Additional Signature Page (F267) is attached.**

Buyer's Broker/Affiliated Licensee Contact Information

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1[redacted] [redacted]

MLS Office Code Brokerage Firm License Number

Binding Agreement Date: The Binding Agreement Date in this transaction is the date of ____________ and has been filled in by ____________.